GenesisAI

The Global AI Network. Buy and sell AI technologies at scale.


Founders
Archil Cheishvili
Business Development
Harvard College
(Economics)
Bridgewater Associates
David
Product
Harvard College
(Computer Science)
Google
Mena Gadalla
Product
Harvard University (PHD
in Computational
Science & Engineering)

Invest

$1,000.00 minimum investment

Deadline November 16, 2020
in 18 days

Share Price
$3.11

Total Raised
$858,313

Valuation
$12,471,815

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch Updates Discussion

INTRODUCTION



"We would like to lay a foundation for the creation of Artificial General Intelligence and smash the current oligopolistic system of a few large companies basically owning all the AI."

Archil Cheishvili
CEO @ GenesisAI

DEAL HIGHLIGHTS

- Harvard founders with work experience at Google and Bridgewater Associates.
- Globally recognized investors and advisors with multi-billion-dollar exits, including former Dean of MIT Engineering and Harvard/MIT professors.
- Bringing AIs from all around the world to defeat COVID and get humanity back on track.
- The market for AI services is estimated to reach $5.5 trillion by 2027.
- If we achieve our vision, we believe GenesisAI has the potential to become one of the most valuable technologies of all time.
- A global AI network that just works.

FOUNDERS







Archil Cheishvili
CEO & Business Development

Economics, Harvard University. Previous experience at Bridgewater Associates. Serial entrepreneur. Recognized by media outlets including the New York Post, Forbes, and Yahoo Finance.

David Fan
Engineering & Product

Computer Science, Harvard University. Senior Software Engineer work experience at Google.

Mina Pascalito Nassif
Engineering & Product

PhD in Applied Physics, MS in Computational Science and Engineering both from Harvard John A. Paulson School of Engineering and Applied Sciences. Published multiple scientific papers and raised over $1 million in research grants.

RECOMMENDATIONS



“GenesisAI is fighting back against AI oligopolies by creating the first, open access, marketplace of AI that does not exclude or discriminate against anyone. Its benefits will be shared by all.”

Neil Flanzraich
Investor in GenesisAI. Lead Independent Director of Chipotle. Former President of Ivax Corporation (acq. by Teva for $10B). Executive Committee Member of Syntex Corporation (sold to Roche Holdings for $5.3 B).

PROBLEM

When we were developing Palatine Analytics (a startup selling AI-powered employee performance monitoring systems), we learned that AI development is hindered by two fundamental problems:

- AI development is expensive
- Independent AI developers can neither monetize nor share their code.
  Today, there are only around 10,000 AI developers in the world. 99% of companies cannot afford to hire their own team of AI engineers to create in-house AIs, nor do they have enough technical capabilities to correctly determine from which open-source APIs to grab existing AI code.

  Astoundingly, there is no way for AIs to exchange data, learn from each other, leverage their capabilities, and trade services— let alone judge the quality of AIs (there is no reputation system). AIs are operating in a closed environment.

SOLUTION

So we built GenesisAI.

GenesisAI is a Machine Learning protocol. On top of this protocol, we are building a marketplace for AI products and services - an Amazon for AI services. The marketplace, which includes a built-in reputation system, connects companies in need of AI services, data, and models with companies interested in monetizing their AI tech. Initially, GenesisAI is focused on asset management space and recently entered the healthcare sector.

Amidst the global pandemic, all of us need to do our part to combat COVID. We need a global coordinated effort.

After getting overwhelming demand, GenesisAI decided to enter the healthcare sector. We are bringing AIs from all around the world to help battle COVID and aid humanity.

GenesisAI team is gathering AIs to develop detection, testing, diagnostic and treatment.

The initial focus will be on:

- AI that identifies people who are at high risk of getting really sick if they were to become infected
- AI that predicts future outbreaks
- AI that simulates the impact of different government policies

MARKET

Market


Market
Size
2017
2027
$230B
$5.5T
Source: Transparency Market Research

The AI service market is projected to reach $5.5 trillion by 2027.

Transparency Market Research

Companies want this.

We have a beta product and have agreements with over 20 AI supply-side firms who wish to place their product on our marketplace and 25 demand-side firms who wish to purchase products on our marketplace.

WHY INVEST?

All in all, if you believe in supporting our mission, join us and help us enable anyone in the world to access AI.

- Large corporations will no longer be the only entities able to develop and utilize AI. We believe in making AI accessible: “for the people, by the people.”
- By linking AI services with each other and increasing the supply of AI services, GenesisAI provides a web platform that offers low-cost AI services. This makes AI technology more efficient and affordable for businesses.
- Our technology enables different AIs to communicate with each other, exchange data and trade services. Anyone can develop and purchase AI services.

Invest to help us further develop our promising technology. The time is now.

FAQS

What does your company do?

Where will your company be in 5 years?

Why did you choose this idea?

How do you make money?

Can you make an example of AI interoperability (when you say that simple AI services can be combined to perform more complex services?

How do you solve privacy issue (companies not wanting to send sensitive data)?

How will you use the capital you raise?

When do you expect to generate revenues?

What is Artificial Intelligence?

What problem does GenesisAI solve?

Why your team is uniquely qualified to solve this problem?

What is the difference between AI and beneficial Artificial General Intelligence (AGI)?

Why would companies not buy services directly from sellers' website? Why do they need us?

How do you guarantee liquidity to equity investors?

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $444,609 is raised:

Use	Value	% of Proceeds
Payroll	$244,550	55.0%
Sales and Marketing	$147,151	33.1%
Legal	$23,712	5.3%
Accounting	$7,410	1.7%
Intermediary fees	$21,786	4.9%

If the offering's maximum amount of $2,499,998 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Payroll	$1,375,082	55.0%
Sales and Marketing	$827,417	33.1%
Legal	$133,334	5.3%
Accounting	$41,665	1.7%
Intermediary fees	$122,500	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in GenesisAI Corporation. Up to $444,608.71 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment. For any 506(c) investment that is less than $5,000, the Company has agreed to pay a processing fee of $245 in lieu of the 4.9% intermediary fee.

The amount raised under the two exemptions must total at least $10,000 by November 16, 2020 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. GenesisAI may issue additional securities to raise up to $2,499,998, the offering's *maximum*.

$858,313 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,814,088 shares
× $3.11 per share

$14,971,814 implied valuation

PITCH DECK


GENESISAI
A Protocol for Machine Learning Networking
Open
Download

Technical paper

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn
- Medium

UPDATES

Oct 26, 2020	Netcapital published a blog post about us! AI...
Oct 20, 2020	Every day we are becoming stronger and...
Oct 9, 2020	GenesisAI video has over 135,000 views on...
Sep 30, 2020	We broke the $600k raised mark TODAY! I would...
Sep 25, 2020	GenesisAI Webinar on Youtube! I had a pleasure...
Sep 22, 2020	GenesisAI featured in InvestorPlace! We have...
Sep 18, 2020	We are thrilled to announce that the premier AI...
Sep 15, 2020	Our round is filling up faster! Average weekly...
Sep 11, 2020	GenesisAI featured in Business Insider and...
Sep 7, 2020	We reached 300 investors! Over $250k committed!...
Sep 3, 2020	GenesisAI is proud to announce that RebootAI...
Aug 16, 2020	Hello GenesisAI community! In a short time...
Jun 22, 2020	Primary offering of 803,858 shares at $3.11

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